SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 8)1

Kratos Defense and Security Solutions, Inc. (formerly Wireless Facilities, Inc.)

(Name of Issuer)

Common Stock Par Value $0.001

(Title of Class of Securities)

97653A103

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Investment Partners VI, Limited Partnership 06-1412578
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	14,828 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	14,828 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
14,828 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Associates VI, LLC 06-1412579
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	14,828 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	14,828 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
14,828 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
OO-LLC

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak VI Affiliates Fund, Limited Partnership 06-1414970
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	346 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	346 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
346 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak VI Affiliates, LLC 06-1414968
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	346 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	346 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
346 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
OO-LLC

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Investment Partners IX, Limited Partnership 06-1556218
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	1,402,084 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	1,402,084 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
1,402,084 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
1.9%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Associates IX, LLC 06-1556230
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	1,402,084 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	1,402,084 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
1,402,084 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
1.9%
12.	Type of Reporting Person (See Instructions)
OO-LLC

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak IX Affiliates Fund - A, Limited Partnership 06-1571899
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	33,655 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	33,655 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
33,655 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak IX Affiliates Fund, Limited Partnership 06-1556229
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	14,942 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	14,942 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
14,942 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak IX Affiliates, LLC 06-1556233
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	48,597 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	48,597 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
48,597 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
Less than 0.1%
12.	Type of Reporting Person (See Instructions)
OO-LLC

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Investment Partners X, Limited Partnership 06-1601019
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	3,819,983 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	3,819,983 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,819,983 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
5.1%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Associates X, LLC 06-1630661
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	3,819,983 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	3,819,983 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,819,983 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
5.1%
12.	Type of Reporting Person (See Instructions)
OO-LLC

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak X Affiliates Fund, Limited Partnership 06-1622220
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	61,316 Shares of Common Stock

			6.	Shared Voting Power	Not applicable

			7.	Sole Dispositive Power	61,316 Shares of Common Stock

			8.	Shared Dispositive Power	Not applicable
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
61,316 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
0.1%
12.	Type of Reporting Person (See Instructions)
PN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak X Affiliates, LLC 06-1630662
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	61,316 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	61,316 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
61,316 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
0.1%
12.	Type of Reporting Person (See Instructions)
OO-LLC

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Oak Management Corporation 06-0990851
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

Delaware
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	Not applicable

			6.	Shared Voting Power	5,347,154 Shares of Common Stock

			7.	Sole Dispositive Power	Not applicable

			8.	Shared Dispositive Power	5,347,154 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
5,347,154 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
7.2%
12.	Type of Reporting Person (See Instructions)
CO

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Bandel L. Carano
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

United States
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	2,554 Shares of Common Stock

			6.	Shared Voting Power	5,347,154 Shares of Common Stock

			7.	Sole Dispositive Power	2,554 Shares of Common Stock

			8.	Shared Dispositive Power	5,347,154 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
5,349,708 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
7.2%
12.	Type of Reporting Person (See Instructions)
IN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Gerald R. Gallagher
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

United States
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	10,285 Shares of Common Stock

			6.	Shared Voting Power	1,465,855 Shares of Common Stock

			7.	Sole Dispositive Power	10,285 Shares of Common Stock

			8.	Shared Dispositive Power	1,465,855 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
1,476,140 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
2.0%
12.	Type of Reporting Person (See Instructions)
IN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Edward F. Glassmeyer
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

United States
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	34,644 Shares of Common Stock

			6.	Shared Voting Power	5,347,154 Shares of Common Stock

			7.	Sole Dispositive Power	34,644 Shares of Common Stock

			8.	Shared Dispositive Power	5,347,154 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
5,381,798 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
7.3%
12.	Type of Reporting Person (See Instructions)
IN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Fredric W. Harman
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

United States
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	21,593 Shares of Common Stock

			6.	Shared Voting Power	5,347,154 Shares of Common Stock

			7.	Sole Dispositive Power	21,593 Shares of Common Stock

			8.	Shared Dispositive Power	5,347,154 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
5,368,747 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
7.2%
12.	Type of Reporting Person (See Instructions)
IN

CUSIP No. 97653A103				13G

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Ann H. Lamont
2.	Check the Appropriate Box if a Member of a Group (See Instructions)

	(a)	☐

	(b)	☒
3.	SEC Use Only
4.	Citizenship or Place of Organization

United States
Number of Shares Beneficially Owned by Each Reporting Person With			5.	Sole Voting Power	37,024 Shares of Common Stock

			6.	Shared Voting Power	5,347,154 Shares of Common Stock

			7.	Sole Dispositive Power	37,024 Shares of Common Stock

			8.	Shared Dispositive Power	5,347,154 Shares of Common Stock
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
5,384,178 Shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9)
7.3%
12.	Type of Reporting Person (See Instructions)
IN

Schedule 13G

Amendment No. 8*

Common Stock Par Value $0.001

CUSIP No. 97653A103

Item 1(a)	Name of Issuer:
Kratos Defense and Security Solutions, Inc. (formerly Wireless Facilities, Inc.)

Item 1(b)	Address of Issuer’s Principal Executive Offices:
4810 Eastgate Mall
San Diego, California 92121

Item 2(a)	Name of Person filing:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership (“Oak X”)
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”)
Oak X Affiliates, LLC
Oak Management Corporation (“Oak Management”)
Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

Item 2(b)	Address of Principal Business Office or, if None, Residence:

c/o Oak Management Corporation
One Gorham Island
Westport, Connecticut 06880

Item 2(c)	Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

Item 2(d)	Title of Class of Securities:

Common stock, par value $0.001 per share

Item 2(e)	CUSIP Number: 97653A103

Item 3	Not applicable

Item 4	Ownership.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 74,196,924 shares of Common Stock outstanding as of October 26, 2007, as reported in the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (filed with the SEC on November 9, 2007), plus shares issuable upon exercise of options to acquire Common Stock.

Oak Associates VI, LLC is the general partner of Oak Investment Partners VI, Limited Partnership; Oak VI Affiliates, LLC is the general partner of Oak VI Affiliates Fund, Limited Partnership; Oak Associates IX, LLC is the general partner of Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliated Fund, Limited Partnership and Oak IX Affiliates Fund - A, Limited Partnership; Oak Associates X, LLC is the general partner of Oak X; and Oak X Affiliates, LLC is the general partner of Oak X Affiliates.  Oak Management is the manager of each of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners IX, Limited Partnership Oak IX Affiliates Fund, Limited Partnership, Oak IX Affiliates Fund – A, Oak X and Oak X Affiliates.  Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of the general partner of each of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners IX, Limited Partnership, Oak IX Affiliates Fund, Limited Partnership, and Oak IX Affiliates Fund – A, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.  Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak X and Oak X Affiliates, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.

Amounts shown as beneficially owned by each of Oak X, Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 150,794 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment X.

Amounts shown as beneficially owned by each of Oak X Affiliates, Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 2,422 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X Affiliates.

Amounts shown as beneficially owned by Bandel L. Carano include 2,554 shares of Common Stock held individually by Mr. Carano and exclude an aggregate of 16,038 shares of Common Stock held by three trusts (for the benefit of minor children not related to Mr. Carano) of which Mr. Carano is the trustee (and not the beneficial owner).

Amounts shown as beneficially owned by Gerald R. Gallagher include 10,285 shares of Common Stock held individually by Mr. Gallagher.

Amounts shown as beneficially owned by Edward F. Glassmeyer include 20,024 shares of Common Stock held individually by Mr. Glassmeyer and 14,620 shares of Common Stock held by a trust of which members of Mr. Glassmeyer’s immediate family are the beneficiaries and the trustee.

Amounts shown as beneficially owned by Fredric W. Harman include 5,555 shares of Common Stock held by a trust of which Mr. Harman is a trustee and an aggregate of 16,038 shares of Common

Stock held in trust for the benefit of Mr. Harman’s three minor children.  Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

Amounts shown as beneficially owned by Ann H. Lamont include 34,024 shares of Common Stock individually owned by Ms. Lamont and 3,000 shares of Common Stock held by The Lamont Children’s 1998 Trust for the benefit of Ms. Lamont’s minor children.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8	Identification and Classification of Members of the Group.

Not applicable

Item 9	Notice of Dissolution of Group.

Not applicable

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:

Dated: February 13, 2008

Entities:

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund - A, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak VI Affiliates Fund, Limited Partnership

Oak VI Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
General Partner or
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A	Agreement of Reporting Persons

EXHIBIT B	Power of Attorney	(previously filed)

EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that Amendment No. 8 to Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Kratos Defense and Security Solutions, Inc. (formerly Wireless Facilities, Inc.). has been filed on behalf of the undersigned.

Signature:

Dated: February 13, 2008

Entities:

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund - A, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak VI Affiliates Fund, Limited Partnership

Oak VI Affiliates, LLC

Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
General Partner or
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-list ed individuals